Issuer Free Writing Prospectus

Dated February 24, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-177706

CBS CORPORATION

CBS OPERATIONS INC.

FINAL TERM SHEET

Issuer:	CBS Corporation

Guarantor:	CBS Operations Inc.

Securities Offered:	3.375% Senior Notes due 2022

Size:	$700,000,000

Maturity:	March 1, 2022

Coupon:	3.375%

Yield to Maturity:	3.483%

Spread to Benchmark Treasury:	T+150 bps

Benchmark Treasury:	UST 2.000% due February 15, 2022

Benchmark Treasury Price and Yield:	100-05; 1.983%

Price to Public:	99.095% of face amount

Price to CBS:	98.645% of face amount

Interest Payment Dates:	Semi annually on March 1 and September 1 commencing September 1, 2012

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T+25 bps (at any time prior to December 1, 2021)

Par Call:	At any time on or after December 1, 2021

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Trade Date:	February 24, 2012

Settlement Date:**	March 2, 2012 (T+5)

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

CUSIP:	124857 AG8

Ratings:*	Moody’s Investors Service: Baa2 Standard & Poor’s Ratings Services: BBB Fitch Ratings: BBB

Trustee:	Deutsche Bank Trust Company Americas

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. RBS Securities Inc. UBS Securities LLC Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Morgan Stanley & Co. LLC SMBC Nikko Capital Markets Limited

Co-Managers:

Mizuho Securities USA Inc.

BNP Paribas Securities Corp.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Senior Notes will be made against payment therefor in New York City on or about March 2, 2012, which will be the 5th business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the pricing date or the succeeding business day will be required, by virtue of the fact that the Senior Notes initially will settle in five business days, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (iii) RBS Securities Inc. toll free at 1-866-884-2071, (iv) UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884, (v) Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, and (vi) Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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